Exhibit 4.2

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”) dated as of June 30, 2014, among Oshkosh Corporation, a Wisconsin corporation incorporated in January 1930 (“Oshkosh”), Oshkosh Corporation, a Wisconsin corporation incorporated in June 2014 (the “Company” or the “Issuer”), Oshkosh Defense, LLC, a Wisconsin limited liability company (the “Guarantor”), and Wells Fargo Bank, National Association, as trustee (the “Trustee”), under the Indenture referred to below.

W  I  T  N  E  S  S  E  T  H

WHEREAS, Oshkosh, the guarantors party thereto and the Trustee have heretofore executed and delivered an indenture (the “Base Indenture”), dated as of March 3, 2010, providing for, among other things, the issuance by Oshkosh of an aggregate principal amount of up to $250,000,000 of 8½% Senior Notes due 2020 (the “Notes”), supplemented by the first supplemental indenture (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), dated as of September 27, 2010, among Oshkosh, the guarantors party thereto and the Trustee;

WHEREAS, in connection with a holding company reorganization, Oshkosh and its subsidiaries intend to effectuate the following series of substantially simultaneous transactions (the “Holdco Reorganization”):  (i) Oshkosh would transfer to the Company, and the Company would acquire from Oshkosh, substantially all of the consolidated assets of Oshkosh and its restricted subsidiaries within the meaning of Section 5.1 of the Indenture; and (ii) Oshkosh would merge with and into the Guarantor;

WHEREAS, Section 5.1 of the Indenture provides that a Person shall be permitted to acquire substantially all of the consolidated assets of Oshkosh and its restricted subsidiaries provided that upon any such acquisition such transferee Person shall expressly assume all the obligations of Oshkosh under the Notes and the Indenture by executing and delivering to the Trustee a supplemental indenture;

WHEREAS, the Guarantor desires to enter into this Second Supplemental Indenture to guarantee the Notes and the Company’s obligations under the Indenture on the terms and conditions set forth herein; and

WHEREAS, Section 9.1 of the Indenture provides that, without the consent of any Holders, the parties hereto may enter into one or more supplemental indentures to provide for the assumption by a Person of the covenants of Oshkosh in the Indenture and the Notes and to add a guarantor under the Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, Oshkosh, the Company, the Guarantor and the Trustee mutually covenant and agree for the benefit of the Holders as follows:

1.                                      Capitalized Terms.  Capitalized definitional terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.                                      Assumption by Company.  In accordance with Section 5.1 and Section 9.1(1) of the Indenture, effective simultaneously with the Holdco Reorganization, the Company hereby expressly assumes the due and punctual payment of all amounts due in respect of the principal of (and premium, if any) and interest on all the Notes and the performance of the covenants and obligations of Oshkosh under the Indenture.

3.                                      Substitution.  In accordance with Section 5.1 and Section 5.2 of the Indenture, effective simultaneously with the Holdco Reorganization, the Company shall succeed to, and be substituted for, and may exercise every right and power of, Oshkosh under the Indenture, with the same effect as if the Company had been named as “the Company” or “the Issuer” therein.

4.                                      Agreement to Guarantee.  Effective simultaneously with the Holdco Reorganization, the Guarantor hereby unconditionally and irrevocably guarantees the Notes and the Company’s obligations under the Indenture and the Notes on the terms and subject to the conditions set forth in Article 10 of the Base Indenture and agrees to perform all of the obligations and agreements of a Guarantor (as defined in the Indenture) under the Indenture.  The Guarantor agrees that such guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation thereof.

5.                                      Ratification of Indenture; Second Supplemental Indenture Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

6.                                      New York Law to Govern.  THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SECOND SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

7.                                      Severability.  In case any provision in this Second Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

8.                                      Counterparts.  The parties may sign any number of copies of this Second Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  The exchange of copies of this Second Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Second Supplemental Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

9.                                      Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

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10.                               The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by Oshkosh, the Guarantor and the Company.

11.                               Enforceability.  Each of Oshkosh, the Company and the Guarantor hereby represents and warrants that this Second Supplemental Indenture is the legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

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IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed and delivered as of the date first above written.

OSHKOSH CORPORATION,
as “Oshkosh” (the existing Issuer)

By:	/s/ David M. Sagehorn
Name: David M. Sagehorn
Title: Executive Vice President and Chief Financial Officer

OSHKOSH CORPORATION,
as the “Company” (the successor Issuer)

By:	/s/ David M. Sagehorn
Name: David M. Sagehorn
Title: Executive Vice President and Chief Financial Officer

OSHKOSH DEFENSE, LLC,
as the “Guarantor”

By:	/s/ David M. Sagehorn
Name: David M. Sagehorn
Title: Executive Vice President, Chief Financial Officer and Treasurer

Second Supplemental Indenture
(2010 Indenture)

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Trustee:

WELLS FARGO BANK, NATIONAL ASSOCIATION, AS TRUSTEE

By:	/s/ Stefan Victory
Name: Stefan Victory
Title: Vice President

Second Supplemental Indenture
(2010 Indenture)

S-2